EXHIBIT 10.d

                                 FIRST AMENDMENT
                                       TO
                         EXECUTIVE RETIREMENT AGREEMENT
                            (AS AMENDED AND RESTATED)


          THIS FIRST AMENDMENT to the EXECUTIVE RETIREMENT AGREEMENT (as amended and restated) dated as of April 30, 1992, between TECH-SYM CORPORATION (the "Company") and COY J. SCRIBNER (the "Executive") is made and entered into as of April 30, 1998.


                                   WITNESSETH:

          WHEREAS, the Company wants to receive the continued benefit of Executive's knowledge and experience in the affairs of the Company after the resignation of the Executive as President of Metric Systems Corporation and wishes to compensate such Executive for his services without preventing the Executive from receiving the benefits to which he is entitled pursuant to the Executive Retirement Agreement (as amended and restated;

          NOW, THEREFORE, the Company and the Executive agree to delete paragraphs 1.1, 1.2, 1.3, and 1.5 from the Executive Retirement Agreement (as amended and restated) and replace them with the following paragraphs:

     1.1 QUALIFICATIONS FOR BENEFITS. The Executive (or his surviving spouse, as the case may be) shall be entitled to receive the benefits provided by this Agreement.

     1.2 AMOUNT OF RETIREMENT BENEFITS. The Executive shall receive, beginning on May 1, 1998, (the "Commencement Date"), an annual retirement benefit equal to 65% of the highest rate of annual base salary in effect for the Executive with the Company at any time prior to the Executive's 61st birthday (the "Base Salary") with such benefit payable on each January 1 on or after the Commencement Date on which he is living; provided the Executive shall receive a partial annual retirement benefit for the remainder of the year in which such Commencement Date occurs in an amount equal to the full annual benefit that will commence on the next January 1 but reduced by a fraction, the numerator of which is the number of calendar months during such year that have elapsed prior to the Commencement Date (with any partial month rounded up to a complete month), and the denominator of which is 12 and such partial benefit shall be paid to the Executive on the first day of the month coinciding with or next following the Commencement Date.

     1.3 DEATH BENEFITS. If the Executive is married on his date of death his surviving spouse ("Spouse") shall receive an annual survivor's benefit hereunder in an amount equal to 37 1/2% of the Executive's Base Salary. The Spouse's benefit shall commence on the first day of the month coinciding with or next following the Executive's date of death. Subsequent payment(s) of the Spouse's benefit shall be made on each anniversary of the date such survivor payments first began, provided that the Spouse is alive on such anniversary date, and shall cease when either a total of 10 annual survivor benefit payments have been paid to the Spouse hereunder or the Spouse dies, whichever occurs first.
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1.5 CONTINUED HEALTH BENEFITS. On or after the Executive's termination of employment, the Executive shall be entitled to continue, for as long as he lives, his participation and that of his qualified dependents, if any, in the Company's group health plan for active employees in which the Executive participated immediately prior to such termination of employment provided that the Executive continues to pay the regular active employee premium, if any, required by such plan; however, in the event that continued participation by the Executive in such plan after the date of his employment termination is not permitted by the plan or such plan is terminated or benefits under such plan would be taxable to the Executive, the Company shall either obtain comparable coverage under another group health plan of the Company (and under which benefits to the Executive would not be taxable) or, if there is none, an individual insurance policy providing comparable benefits with the Executive paying an amount of the premium therefor that is not greater than that which he would have been required to pay from time to time under the Company's group health plan for active employees had his participation continued in such plan and the Company paying the balance of such cost and any taxes on any income the Executive would have as a result of such Company-provided coverage.

          IN WITNESS WHEREOF the Company has caused this First Amendment to be executed by its duly authorized officer and the Executive has executed this First Amendment for all purposes as of the date first written above.


                                          TECH-SYM CORPORATION

Dated: May 11, 1998                       By:/s/ Ray F. Thompson
                                          Title: Vice President


                                          EXECUTIVE

Dated: May 15, 1998                       /s/ Coy J. Scribner
                                              COY J. SCRIBNER

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